Exhibit 99.1

For Immediate Release

Investor Relations Contacts:	News Media Contact:
Shona L. Bedwell	Joel Reuter
317.808.6169	317.808.6137
shona.bedwell@dukerealty.com	joel.reuter@dukerealty.com

Randy A. Henry

317.808.6060

randy.henry@dukerealty.com

Duke Realty Corporation Announces Third Quarter Earnings

(Indianapolis, October 29, 2008) – Duke Realty Corporation (NYSE: DRE) today reported results for the three months ended September 30, 2008. Funds from Operations available to common shareholders (diluted) (FFO) were $0.66 per share for the quarter, compared with $0.68 per share for the same quarter of 2007. The variance is primarily the result of higher lease termination fees in the third quarter of 2007, which affected FFO from net property operations.

Net income available to common shareholders (diluted) (EPS) was $0.09 per share for the third quarter of 2008, compared with $0.39 for the same quarter of 2007. The difference in EPS arises mainly from higher gains on sale of property during the third quarter of last year.

Earnings Remain Stable, Capital Grows during Quarter

“Despite a challenging economic environment, we are pleased with our results for the quarter. Our occupancy continued to improve and we were able to raise capital through dispositions from our built for sale portfolio,” said Denny Oklak, chairman and chief executive officer. During the quarter, four properties were contributed to the joint venture between Duke and CBRE Realty Trust formed in May 2008. These properties, along with a building contributed to the joint venture in the second quarter, resulted in $165 million in new capital for the company. An additional $71 million in capital was generated through dispositions of other office and industrial properties during the quarter.

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“Our top priority in these uncertain economic times is to increase liquidity and further strengthen our balance sheet to provide maximum flexibility,” Mr. Oklak added. “We have virtually halted new development commitments until economic conditions improve.”

Earnings Guidance

“We expect our FFO per share for the fourth quarter of 2008 to be between $0.62 and $0.72 per share, which would result in FFO per share for the year of $2.45 to $2.55 per share,” Mr. Oklak said.

Due to uncertainties in the capital markets, the company is not providing guidance on FFO per share for 2009 at this time. Guidance for 2009 is expected to be provided no later than the fourth quarter earnings conference call on January 29, 2009.

Occupancy and New Investment Activity

Occupancy of the company’s stabilized, in-service portfolio increased to 93.8 percent from 93.1 percent at June 30, 2008. “Customer relationships are even more important during uncertain economic times,” said Robert M. Chapman, chief operating officer. “We are encouraged by the improvement in occupancy, and by tenant retention of 74 percent during the quarter.”

Through acquisitions and development, Duke added $163 million in new properties to its portfolio, including two fully leased industrial buildings totaling 658,000 square feet near the Port of Savannah, Georgia, the nation’s fourth largest seaport. New healthcare developments included medical office buildings in suburban Dallas and in Lafayette, Indiana totaling over 200,000 square feet.

Dividends Declared

The company’s Board of Directors declared its quarterly common stock dividend of $0.485 per share, or $1.94 per share on an annualized basis. The dividend is payable on November 29, 2008 to shareholders of record on November 14, 2008.

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The Board also declared the following dividends on the company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series J	DREPRJ	$.414063	November 14, 2008	November 28, 2008
Series K	DREPRK	$.406250	November 14, 2008	November 28, 2008
Series L	DREPRL	$.412500	November 14, 2008	November 28, 2008
Series M	DREPRM	$.434375	December 17, 2008	December 31, 2008
Series N	DREPRN	$.453125	December 17, 2008	December 31, 2008
Series O	DREPRO	$.523438	December 17, 2008	December 31, 2008

Third Quarter Operating Statistics

•

At the end of the third quarter, the company’s 691 stabilized in-service held-for-rental properties, totaling 114.3 million square feet, were 93.8 percent leased compared to 93.1 percent at June 30, 2008.

•	Same property net operating income increased 4.5 percent for the three months ended September 30, 2008.

•	The company renewed 74 percent of all leases expiring in the third quarter, for a total of 1.9 million square feet, with average net effective rent increases of 4.0 percent.

•

The company owns 33 recently completed held-for-rental properties, with a total of 9.8 million square feet that are 34.1 percent leased. The company has 10 held-for-rental properties under development, with a total of 1.8 million square feet that are 32.9 percent pre-leased.

A copy of the company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the company’s Web site at www.dukerealty.com. Duke is also hosting a conference call on Thursday, October 30 at 3:00 p.m. New York time to discuss its third quarter operating results. All investors are invited to listen to this call, which can be heard through the Investor Relations section of the company’s Web site.

When used in this news release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of

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real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 29, 2008 for additional information concerning these risks.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing, and management of office, industrial, and healthcare real estate. It is the largest publicly traded, vertically integrated office/industrial real estate company in the United States. Duke owns, manages, or has under development more than 144 million rentable square feet in 24 major U.S. cities. The company controls more than 7,100 acres of land for more than 107 million square feet of future development, including nationwide real estate solutions through its national development division. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index.

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Financial Highlights

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results	2008	2007	2008	2007
Revenues from continuing operations	$245,935	$227,114	$725,957	$673,398
Earnings from rental operations	15,584	20,801	57,188	72,115
Earnings from service operations	21,738	7,301	36,541	26,253
Net income available for common shareholders - Basic	13,054	53,387	34,899	159,026
Net income available for common shareholders - Diluted	13,741	56,960	36,760	170,127
Funds from operations available for common shareholders - Basic	97,102	93,673	269,838	267,282
Funds from operations available for common shareholders - Diluted	102,152	99,943	284,050	285,922

Per Share:
Funds from operations available for common shareholders - Basic	$0.66	$0.68	$1.84	$1.95
Funds from operations available for common shareholders - Diluted	$0.66	$0.68	$1.83	$1.93
Net income available for common shareholders - Basic	$0.09	$0.39	$0.24	$1.16
Net income available for common shareholders - Diluted	$0.09	$0.39	$0.24	$1.15
Dividend payout ratio of funds from operations	73.5%	70.6%	79.2%	74.4%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	146,966	137,576	146,680	137,110
Diluted - Net income and Funds From Operations	155,344	147,651	155,105	147,986

Balance Sheet Data			September 30, 2008	December 31 2007
Net real estate investments			$6,221,273	$6,101,332
Total assets			7,842,864	7,661,981
Total debt			4,399,743	4,316,460
Shareholders’ equity			2,885,430	2,750,033
Common shares outstanding at end of period			147,110	146,175

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Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended September 30, (Unaudited)
	2008			2007
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$13,054	146,966	$0.09	$53,387	137,576	$0.39
Add back:
Minority interest in earnings of unitholders	687	7,638		3,573	9,176
Other potentially dilutive shares		740			899

Diluted Net Income Available for Common Shares	$13,741	155,344	$0.09	$56,960	147,651	$0.39

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$13,054	146,966	$0.09	$53,387	137,576	$0.39
Adjustments:
Depreciation and Amortization	75,260			72,076
Company Share of Joint Venture Depreciation and amortization	14,450			10,574
Earnings from depreciable property sales-wholly owned	(1,299)			(39,670)
Earnings from depreciable property sales-JV	0			3
Minority interest share of adjustments	(4,363)			(2,697)

Basic Funds From Operations	97,102	146,966	$0.66	93,673	137,576	$0.68
Minority interest in earnings of unitholders	687	7,638		3,573	9,176
Minority interest share of adjustments	4,363			2,697
Other potentially dilutive shares		740			899

Diluted Funds From Operations	$102,152	155,344	$0.66	$99,943	147,651	$0.68

	Nine Months Ended September 30, (Unaudited)
	2008			2007
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$34,899	146,680	$0.24	$159,026	137,110	$1.16
Add back:
Minority interest in earnings of unitholders	1,861	7,727		11,101	9,560
Other potentially dilutive shares		698			1,316

Diluted Net Income Available for Common Shares	$36,760	155,105	$0.24	$170,127	147,986	$1.15

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$34,899	146,680	$0.24	$159,026	137,110	$1.16
Adjustments:
Depreciation and Amortization	230,956			208,222
Company Share of Joint Venture Depreciation and amortization	28,769			21,152
Earnings from depreciable property sales-wholly owned	(11,940)			(111,751)
Earnings from depreciable property sales-share of joint venture	(495)			(1,828)
Minority interest share of adjustments	(12,351)			(7,539)

Basic Funds From Operations	269,838	146,680	$1.84	267,282	137,110	$1.95
Minority interest in earnings of unitholders	1,861	7,727		11,101	9,560
Minority interest share of adjustments	12,351			7,539
Other potentially dilutive shares		698			1,316

Diluted Funds From Operations	$284,050	155,105	$1.83	$285,922	147,986	$1.93

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Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended September 30, (Unaudited)
	2007			2006
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$53,387	137,576	$0.39	$61,734	135,117	$0.46
Add back:
Minority interest in earnings of unitholders	3,573	9,176		6,083	13,211
Joint venture partner convertible ownership net income				378	1,357
Other common stock equivalents		899			1,262

Diluted Net Income Available for Common Shares	$56,960	147,651	$0.39	$68,195	150,947	$0.45

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$53,387	137,576	$0.39	$61,734	135,117	$0.46
Adjustments:
Depreciation and Amortization	72,076			64,363
Company Share of Joint Venture Depreciation and amortization	10,574			4,568
Earnings from depreciable property sales-wholly owned	(39,670)			(39,537)
Earnings from depreciable property sales-JV	3			280
Minority interest share of adjustments	(2,697)			(2,621)

Basic Funds From Operations	93,673	137,576	$0.68	88,787	135,117	$0.66
Minority interest in earnings of unitholders	3,573	9,176		6,083	13,211
Minority interest share of adjustments	2,697			2,621
Other common stock equivalents		899			1,262

Diluted Funds From Operations	$99,943	147,651	$0.68	$97,491	149,590	$0.65

	Nine Months Ended September 30, (Unaudited)
	2007			2006
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$159,026	137,110	$1.16	$94,899	134,957	$0.70
Add back:
Minority interest in earnings of unitholders	11,101	9,560		9,396	13,302
Other common stock equivalents		1,316			1,213

Diluted Net Income Available for Common Shares	$170,127	147,986	$1.15	$104,295	149,472	$0.70

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$159,026	137,110	$1.16	$94,899	134,957	$0.70
Adjustments:
Depreciation and Amortization	208,222			190,112
Company Share of Joint Venture Depreciation and amortization	21,152			13,695
Earnings from depreciable property sales-wholly owned	(111,751)			(41,573)
Earnings from depreciable property sales-share of joint venture	(1,828)			(8,082)
Minority interest share of adjustments	(7,539)			(13,831)

Basic Funds From Operations	267,282	137,110	$1.95	235,220	134,957	$1.74
Minority interest in earnings of unitholders	11,101	9,560		9,396	13,302
Minority interest share of adjustments	7,539			13,831
Other common stock equivalents		1,316			1,213

Diluted Funds From Operations	$285,922	147,986	$1.93	$258,447	149,472	$1.73

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